D.G. JEWELRY INC.
                               1001 Petrolia Road
                             Toronto, Canada M3J 2X7
                                  -------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 3, 2002

TO THE SHAREHOLDERS OF D.G. JEWELRY INC.:

     NOTICE IS HEREBY GIVEN, that the Annual Meeting of Shareholders of D.G. Jewelry Inc. (the "Meeting") will be held at 10:00 a.m. on October 3, 2002 at the offices of D.G. Jewelry Inc. (the "Company"), at 1001 Petrolia Road, Toronto, Ontario M3J 2X7, for the following purposes:

1.   To elect the Board of Directors of D.G. Jewelry Inc. for the ensuing year;

2. To ratify the appointment of SF Partnership, LLP, Chartered Accountants, as the Company's independent chartered accountants for the ensuing year; and

3. To transact such other business as may properly come before the Meeting and any continuations and adjournments thereof.

     Shareholders of record at the close of business on September 12, 2002 are entitled to notice of and to vote at the Meeting. The accompanying proxy materials and proxy cards are being mailed to shareholders on or after September 13, 2002.

     In order to ensure a quorum, it is important that Shareholders representing a majority of the total number of shares issued and outstanding and entitled to vote be present in person or represented by their proxies. Therefore, whether you expect to attend the meeting in person or not, please sign, fill out, date and return the enclosed proxy in the self-addressed, postage-paid envelope also enclosed. You can revoke your proxy at any time prior to the Meeting by sending a revised proxy or by attending the Meeting and voting in person.

     In addition, please note that abstentions are included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are not counted as voted either for or against a proposal.

By Order of the Board of Directors,

Samuel Jacob "Jack" Berkovits
Chairman, Chief Executive Officer and President
July 19, 2002

                                D.G. JEWELRY INC.
                               1001 PETROLIA ROAD
                             TORONTO, CANADA M3J 2X7
                         -------------------------------
                                 PROXY STATEMENT
                         -------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 3, 2002


     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of D.G. Jewelry Inc. (the "Company"), for use at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on October 3, 2002 at 10:00 a.m. at the Company's offices at 1001 Petrolia Road, Toronto, Canada M3J 2X7, and at any continuation and adjournment thereof. Anyone giving a proxy may revoke it at any time before it is exercised by giving the Chairman of the Board of Directors of the Company written notice of the revocation, by submitting a proxy bearing a later date or by attending the Meeting and voting. This statement, the accompanying Notice of Meeting and form of proxy have been first sent to the Shareholders on or about September 13, 2002.

     In addition, please note that abstentions are included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are not counted as voted either for or against a proposal.

     All properly executed proxies on the enclosed form, which are not revoked and which are received in time will be voted in accordance with the Shareholder's directions, and unless contrary directions are given, will be voted for the proposals described below.

                             OWNERSHIP OF SECURITIES

     Only Shareholders of record at the close of business on September 12, 2002, the date fixed by the Board of Directors in accordance with the Company's
By-Laws, are entitled to vote at the Meeting. As of September 1, 2002, the Company had 7,446,947 Common Shares issued and outstanding.

     Each outstanding Common Share is entitled to one vote on all matters properly coming before the Meeting. A majority of the outstanding Common Shares is necessary to constitute a quorum for the Meeting.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of July 19, 2002, the names and beneficial ownership of the Company's common shares beneficially owned, directly or indirectly, by (i) each person who is a director and/or executive officer of the Company, (ii) all directors and executive officers of the Company as a group, and (iii) all holders of five percent (5%) or more of the outstanding common shares of the Company.


 Names and Address of Beneficial             Amount and Nature of Beneficial         Percentage of Shares
            Owner (1)                        Beneficial Ownwership (2)                   Oustanding
           ----------                        -------------------------                   ----------

Jack Berkovits (8)......................                      3,539,900 (3)                       47.53%

The Berkovits Family Trust..............                        426,000                            5.72%

Sheba Berkovits.........................                        816,000 (4)                       10.96%

Leonard Fasullo.........................                         36,500 (5)                            *

Myer Feiler (8).........................                         85,000 (6)                        1.00%

Steven Reichmann (8)....................                          5,000 (7)                            *

Ralph E. Lean, Q.C. (8).................                          5,000 (7)                            *

Edward A. Foster (8)....................                          5,000 (7)                            *

Thomas Schonberger (8)..................                          5,000 (7)                            *

Anca Periet.............................                         40,000 (9)                            *

Ben Tzion Berkovits.....................                        171,250(10)                        2.29%

Michael P. Johns (11)...................                          6,250(11)                            *

Bruce Fleischer.........................                          5,750(12)                            *

Kenneth H. Saul.........................                         10,000(13)                            *

Michael B. McElligott...................                      1,159,051(14)                       15.56%
85 Dudley Road
Billerica, MA 01821-4132

All directors and executive officers,
as a group, twelve persons..............                      3,919,650(15)                       52.63%


* Less than one percent (1%).


(1) Except as set forth above, the address of each individual is 1001 Petrolia Road, Toronto, Ontario, Canada M3J 2X7.

(2) Based upon information furnished to the Company by either the directors and executive officers or obtained from the stock transfer books of the

     Company. The Company has been advised that these persons hold the sole voting and dispositive power with respect to the Common Shares except as noted herein. For purposes of computing 'beneficial ownership' and the percentage of outstanding Common Shares held by each person or group of persons named above as of the date of this Proxy Statement, any security which such person or group of persons has the right to acquire within sixty days after such date is deemed to be outstanding for the purpose of computing beneficial ownership and the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of September 1, 2002, the Company had 7,446,947 Common Shares outstanding.

(3) Includes (i) 426,000 Common Shares owned by the Berkovits Family Trust of which Mr. Berkovits and his wife are co-trustees; (ii) 390,000 Common Shares owned by his wife individually and (iii) 261,500 shares issuable upon options that are currently exercisable or exercisable within the next sixty days. Does not include 135,500 Common Shares owned by one of Mr. Berkovits' sons who is independent of his father.

(4) Includes 426,000 Common Shares owned by the Berkovits Family Trust of which Ms. Berkovits is a co-trustee. Ms. Berkovits is the wife of Jack Berkovits.

(5) Includes 6,500 Common Shares issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days.

(6) Includes 75,000 Common Shares issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days.

(7) Includes 5,000 Common Shares issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days. Mr. Foster was appointed to the Board on October 31, 2001. Mr. Schonberger was appointed to the Board on March 7, 2002.

(8)  Director or Director Nominee.

(9) Includes 40,000 Common Shares issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days.

(10) Includes 36,250 Common Shares issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days.

(11) Includes 6,250 Common Shares issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days. Mr. Johns left his position with the Company for personal reasons as of June 14, 2002.

(12) Includes 5,750 Common Shares issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days.

(13) Includes 5,000 Common Shares issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days.

(14) Includes 603,846 shares owned by McElligott Associates Trust, Money Purchase Pension Plan, dated 01/01/83 of which Mr. McElligott is trustee.

(15) Such number of shares has been calculated to account for the indirect beneficial ownership by Mr. Berkovits and Ms. Berkovits of the 426,000 shares owned by the Berkovits Family Trust, so that the 426,000 shares have only been counted once in calculating the aggregate number of shares held by officers, directors and 5% shareholders as a group. Such number of shares has also been calculated to account for the indirect beneficial ownership by Mr. Berkovits of the 390,000 shares owned by his wife, Sheba Berkovits, so that the 390,000 shares have only been counted once in calculating the aggregate number of shares held by officers, directors and 5% shareholders as a group. Such number of shares also includes the numbers of shares referred to in the above notes, totaling 358,750, which are issuable upon the exercise of options which are currently exercisable or exercisable within the next sixty days, and the percentage reflects that fact.
                                       5

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     Five directors are to be elected at the Meeting to hold office until the next meeting of Shareholders or until their successors have been duly elected and qualified. The election of directors requires the affirmative vote of at least the majority of Common Shares present or represented at a meeting at which a quorum is present or represented.

     The By-Laws of the Company provide that the authorized number of directors shall be as set by the Board of Directors but shall not be less than one or more than ten. The By-Laws require that a majority of the Company's directors be Canadian residents. The directors hold office until the next annual meeting of Shareholders and until their successors have been elected and qualified. There are no agreements with respect to the election of directors. The Company has not to date paid directors fees for service on the Board of Directors or any committee thereof.

                            Shareholder Vote Required

     The election of the directors will require the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors.

The Board of Directors recommends a vote for election to the Board of Directors of the Company of each of the following Director Nominees.

                                                               Position with the Company       Position Held Since
                  Name                          Age

Samuel J. Berkovits..................            50         Chairman of the Board, CEO and            1979
                                                            President

Myer Feiler..........................            49         Director                                  1998

Ralph E. Lean, Q.C...................            55         Director                                  2001

Edward A. Foster.....................            56         Director                                  2001

Thomas Schonberger...................            54         Director                                  2002
----------------------------------------- ----------------- --------------------------------- ----------------------


     Samuel Jacob "Jack" Berkovits has served as President and a director of the Company since 1979. He is a founding member of the Jeweler's Vigilance Committee (Canadian Jeweler's Association) and is active in community affairs. Mr.

Berkovits became a member of the Canadian Institute of Chartered Accountants in 1976. He practiced as an accountant in Montreal from 1972 to 1977 when he joined the Company.

     Myer Feiler has been a director of the Company since July 1998. Mr. Feiler has served as President of Carmen Jewellery Inc., one of the largest jewelry companies in Canada since 1993. Mr. Feiler has worked at Carmen Jewellery Inc. since 1979.

     Ralph E. Lean, Q.C. was appointed a Director on May 30, 2001. He is a senior partner in the Toronto legal firm of Cassels, Brock and Blackwell, LLP. He has advised business clients from multi-nationals to entrepreneurs with respect to a full range of business law issues, and works closely with clients dealing with the municipal, provincial and federal levels of government. Mr. Lean serves on the boards of many Canadian public and private companies as well as many charitable corporations. He received an Honours BA in Business Administration from the University of Western Ontario, London, Ontario, and received his LL.B. from Osgoode Hall Law School, York University, Toronto. He was called to the bar in Ontario in 1973.

     Edward A. Foster is President and Chief Operating Officer of International Commerce Exchange Systems, Inc. (`ICES') a New York-based Internet and traditional business holding company, which holds controlling interest in 18 companies with annual revenues in excess of forty million US dollars. He holds a number of offices and directorships of the ICES companies, including President of Helios Ventures, Inc. which is being merged through Medical Edge Technologies, Inc. with Healthcare Integrated Services Inc. (Amex:HII). Mr. Foster is also President and CEO of NetCare Health Services, Inc., an ICES in-house pharmacy and medical supply company based in Connecticut, and which recently signed a merger agreement with Digital Commerce International, Inc. (OTCBB:THBK), a provider of e-commerce infrastructure services. Mr. Foster will continue post-merger as President and CEO of the combined company, which will make its core focus the healthcare industry. In the past, Mr. Foster has, as Chairman, guided Aratek Integrated Systems Inc. in Canada and Aratek America, Inc. in the US, both engaged in software engineering research and development, and through his holding company, Faward Holdings Ltd., held a significant interest in Data Kinetics and was active in the development of software strategy for Data Kinetics Ltd. Mr. Foster obtained a degree in accounting and marketing at Wayne State University, Detroit, and a business administration degree from York University, Toronto.

     Thomas Schonberger has been a successful businessman and entrepreneur for the past 30 years. He has been involved in numerous successful business ventures both as an investor and/or as Managing Partner. While acting as Managing Partner on a number of Toronto based developments, he gained significant experience and expertise in implementing business plans, creating and overseeing marketing programs and developing performance based strategies. He founded Sean-Thomas Inc., a real estate development company, in 1979. Sean Thomas, under Mr. Schonberger's direction, has undertaken the entire complicated process of sub-dividing and developing its own properties. As a builder, Mr. Schonberger has constructed and marketed hundreds of homes in Canada. As well, he has supervised the construction of commercial and industrial buildings and prides himself on controlling costs and delivering quality buildings, on time and on budget. In 1997 Mr. Schonberger founded Greenleaf Investments Inc. Greenleaf is primarily a new home developer. It currently has over 300 under construction in four developments. Mr. Schonberger is highly regarded as a builder of high-end custom homes. Working to the exacting standards of the owner's Architects and Interior Designers, he has constructed one of a kind homes with values as high as $10,000,000. As well as his building and investment background, Mr. Schonberger has considerable experience in manufacturing and sales within the apparel business. In 2001 Mr. Schonberger became one of the initial finance providers and strategic guides in "New Home Buyers' Network Inc" a new and traditional new home media marketing company. Since its inception, NHBN has grown substantially and now represents the majority of new home builders in the Southern Ontario market


Audit and Compensation Committees

     The Audit Committee currently consists of Messrs. Feiler, Lean and Schonberger. All of such persons are independent directors as defined by Nasdaq. The Company has adopted an audit committee charter in compliance with SEC and Nasdaq requirements.

     The responsibilities of the Audit Committee include recommending to the board of directors the firm of independent auditors to serve the Company, reviewing the independent auditors reports, services and results of audit, and reviewing the scope, results and adequacy of our internal control procedures.

     The Compensation Committee currently consists of Messrs. Feiler, Lean and Foster. The Compensation Committee is expected to periodically review and evaluate officers' compensation and will administer the Company's stock option plans.

     It is not expected that any director or committee member will receive any compensation for acting in such capacity. The Company will reimburse directors and committee members for all ordinary and necessary expenses incurred in attending any meeting of the board or any committee thereof.

     During the fiscal year ended December 31, 2001, the Company's Board of Directors met two times, on March 12, 2001 and August 16, 2001, at which all of the Directors were present, except Steven Reichmann (both meetings) and Jay Kaplowitz (at the latter meeting) and the Directors also acted by written consent seven times, on January 3, 2001, January 23, 2001, January 25, 2001, March 12, 2001 (two times), May 30, 2001, and October 31, 2001; as well, the Board of Directors was in receipt from management on three other occasions of information concerning important developments, events and activities of the Company, and acknowledged and confirmed actions proposed to be taken, on September 20, 2001, October 16, 2001 and November 23, 2001. The Audit Committee met on August 10, 2001, and reviewed the Company's financial statements and regulatory filings as required; the Compensation Committee did not meet.

                             Executive Compensation

                           Summary Compensation Table

     The following table sets forth all cash compensation for services rendered in all capacities to the Company, for the fiscal years ended December 31, 2001, December 31, 2000 and December 31, 1999 paid to the Company's Chief Executive Officer, and the other most highly compensated executive officers (the "Named Executive Officers") at the end of the above fiscal years whose total annual salary plus bonus exceeded $100,000 per annum.

                             Executive Compensation

     The Summary Compensation Table below sets forth compensation paid by the Company and its subsidiaries for the last three fiscal year for services in all capacities for its CEO and any other Named Executive Officer who received a total annual salary and bonus from the Company which exceeded $100,000.

Summary Compensation Table

          Name and            Year/                                           Restricted
         Principal           Period         Annual                               Stock      Options/      Other
          Position            Ended       Compensation        Bonus             Awards        SARs     Compensation
        -----------         --------     --------------     ---------        ------------  ----------  -------------

  Jack Berkovits, Chief     2001         $249,351           $125,565               0           0         $12,000(1)
  Executive Officer         2000         $266,756           $200,067               0           0         $12,000(1)
  and Chairman              1999         $247,645                 $0               0           0         $12,000(1)



(1)  Represents monthly auto allowance.


Employment  Contracts  and  Termination  of  Employment  and   Change-In-Control
Arrangements

     Jack Berkovits and the Company entered into a three year employment agreement commencing April 17, 1997 (the "original employment agreement") for Mr. Berkovits to serve as Chief Executive Officer and President at an annual salary of $250,000 (the contract actually provided for a salary of Cdn$340,000 which was more or less equivalent at that time) with yearly increases of no less than $10,000 (the contract actually provided for yearly increases of no less than Cdn$14,000). The original employment agreement was renewed on the same terms and conditions for an additional term of one year terminating on April 17, 2001, and then was again further extended for the time being by the Board of Directors, while it was being renegotiated. A new Employment Agreement has now been negotiated, for a term of five years and nine months from April 1, 2001 to December 31, 2006, which provides for an annual salary of $300,000, with yearly increases of no less than $20,000. The new Employment Agreement provides that should Mr. Berkovits die during the term of the Employment Agreement, his estate or designee shall receive, upon his death, a dollar amount equal to two years full salary. In the event of disability, Mr. Berkovits is to receive 70% of his salary for the remainder of the term of the Employment Agreement. The Employment Agreement also provides for the Company to maintain $2,000,000 in key-man insurance on the life of Mr. Berkovits. Currently, the Company is beneficiary of two "key-man" term policies with a total death benefit of $2.5 million. The $1.5 million policy has been assigned to secure the Company's financing facilities with The Bank of Nova Scotia. The Company maintains a third policy with a death benefit of $200,000 for which Mr. Berkovits' spouse, Sheba Berkovits is the beneficiary.

     Based upon any wrongful termination, which includes changes in control of the Company through an acquiring person (any person who has acquired or announces a tender offer or exchange for 25% of the Company), a sale of substantially all of the assets, or merger, acquisition of the Company, or its consolidation with another, or certain types of board changes, the Company shall pay Mr. Berkovits a lump sum payment of $2,500,000, in addition to any other amount or amounts to which he may be entitled under the agreement. The Employment Agreement also contains a one-year non-competition provision within a 200 mile radius of the Company's primary operation in Canada or anywhere in the United States.

     Anca Periet and the Company have entered into a four year employment agreement, retroactive to and commencing October 1, 2001 and ending September 30, 2005 for Ms. Periet to serve as Chief Financial Officer, Vice President - Finance & Operations, and to be in charge of the Company's human resources.

     No other officer has an employment agreement with the Company.

Compensation of Directors

     There are no standard arrangements for the payment of any fees to directors of the Company for acting in such capacity. Directors are reimbursed for expenses for attending meetings.

     The Company has adopted a 2001 Stock Option Plan, a 1999 Stock Option Plan, a 1998 Stock Option Plan and a 1996 Stock Option Plan pursuant to which options have been granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. See "Options to Named Executive Officers" and "Stock Option Plans" below.

Options to Named Executive Officers

     The following tables set forth certain information with respect to all outstanding stock options granted during 2001 to the Company's Named Executive Officers.

                                        Option Grants

                       Number                                                  Potential Realizable
                       of                                                       Value at Assumed
                       Securities  % of Total                                     Annual Rates of
                       Underly-    Options                                         Stock Price
                       ing         Granted           Exercise   Expira-           Appreciation for
                       Options     to Employees      Price      tion                Option Term
Name of Holder         Granted     In Fiscal Year    ($/Share)  Date                5%($) 10%($)
--------------         ----------- ---------------   ---------  --------       ---------- ----------

Jack Berkovits             -0-          -0-          n/a         n/a               n/a       n/a

Option Exercises in Last Fiscal Year and Fiscal Year End Values (1)

                                                                                         Value of
                                                                 Number of             Unexercised
                                                                Unexercised            In-the-Money
                                                                    Options              Options
                                     Shares                       at FY-End             at FY-End
                                Acquired on      Value          Exercisable/            Exercisable/
Name                           Exercise (#)      Realized       Unexercisable           Unexercisable
------------------------------ --------------- ------------- --------------------- -----------------------
Jack Berkovits                      -0-             -0-                -0-/-0-              -0-/-0-

     (1) The closing bid price of a share of the Company's Common Shares at December 31, 2001 was $1.210.


Stock Option Plans

1996 Stock Option Plan

     In December 1996, the board of directors and shareholders adopted the 1996 D.G. Jewelry Stock Option Plan (the "1996 Plan"), pursuant to which 500,000 common shares were provided for issuance. As of the date of this Proxy Statement, all of such options have been granted and exercised.

     In February 1997, the Board granted 172,500 options under the 1996 Plan to 20 persons, including officers, directors and key employees. The options were to be exercisable at $4.50 per share for five years expiring February 9, 2002. On August 22, 1997, the Compensation Committee lowered the exercise price to $1.38, which was the Company's share price on such date. On August 22, 1997, the Company granted an additional 327,500 options exercisable at $1.38 per share to

Jack Berkovits. All options granted vested at the rate of twenty five percent (25%) every six months so that the options were fully vested two years from their issuance date. The table below reflects the options under the 1996 Plan granted to the present officers and directors of the Company and the percentage of Options issued under the 1996 Plan, all of which have been exercised.


        Officer and/or Director               Expiration Date       Options     Percent        Exercise Price
        -----------------------               ---------------       -------     -------        --------------
        Jack Berkovits                        (1)                   377,500      75.5%              $1.38

        Anca Periet                           02/09/02               10,000       2.0%              $1.38

        Leonard Fasullo                       02/09/02               15,000       3.0%              $1.38
        ------------------------------------------------------------------------------------------------------


(1) 327,500 of such options were to expire on August 27, 2002 and 50,000 were to expire on February 9, 2002, however all such options were exercised prior to their expiration dates.


1998 Stock Option Plan

     In July 1998, the Board granted 500,000 options to 34 persons including officers, directors, consultants and key employees. The options were exercisable at the following prices; $2.77 (410,000 options); $3.25 (40,000 options); and $4.00 (50,000 options). The 500,000 options issued represent all of the options authorized for issuance under the 1998 Stock Option Plan. All such options vest at the rate of twenty five percent (25%) every six months so that the options are fully vested two years from their issuance date. In 1999, a total of 4,250 options were forfeited to the Company by two employees who ended their employment with the Company. Pursuant to the 1998 Stock Option Plan, the 4,250 options may be reissued at the discretion of the Board of Directors. In March 2001, the Company agreed to reduce the exercise price on options held by certain officers, directors and employees of the Company, please see the discussion below.

     The table below reflects the Options under the 1998 Stock Option Plan granted to the present officers and directors of the Company and the percentage of Options issued under the 1998 Stock Option Plan.

                                                                       Current
                                       Expiration            Total     Options
      Officer and/or Director          Date                 Options    Outstanding         Percent       Exercise Price
      -------------------------------- ------------------  ----------  -----------------  ------------  -----------------
      Jack Berkovits                   07/14/03             266,000        66,500            53.2%              $ (1)

      Leonard Fasullo                  07/14/03              20,000         5,000             4.0%              $ (2)

      Myer Feiler                      07/14/03              60,000        45,000            12.0%              $ (3)

      Anca Periet                      07/14/03              20,000         5,000             4.0%              $ (2)

      Ben Tzion Berkovits              07/14/03               5,000         1,250             1.0%              $ (4)

      Bruce Fleischer                  07/14/03               5,000         5,000             1.0%              $2.77

      --------------------------------------------------------------------------------------------------------------------

     (1) 199,500 of such options were exercised at an exercise price of $2.77; the remaining 66,500 options were re-priced by the Board of Directors on March 12, 2001 to $1.00 per share.

     (2) 15,000 of such options were exercised at an exercise price of $2.77; and the remaining 5,000 options were re-priced by the Board of Directors on March 12, 2001 to $1.00 per share.

     (3) 7,500 of the outstanding options are exercisable at $2.77 and the remaining 37,500 are at $4.00 per share.

     (4) 3,750 of such options were exercised at an exercise price of $2.77; the remaining 1,250 options were re-priced by the Board of Directors on March 12, 2001, to $1.00 per share.


1999 Stock Option Plan

     In July 1999, the board of directors and shareholders adopted the 1999 Stock Option Plan (the "1999 Plan"). The 1999 Plan will be administered by the compensation committee or our board of directors, who will determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of common shares issuable upon the exercise of the options and the option exercise price. The options may be granted as either of the following: (a) incentive stock options, or (b) non-qualified stock options. 500,000 shares may be issued under the 1999 Plan. As of the date of this Proxy Statement, 435,500 options have been granted under the 1999 Plan, of which 2,000 have expired unexercised.

     In connection with the 1999 Plan, the exercise price of each incentive stock option may not be less than one hundred (100%) of the fair market value of the Company's common shares on the date of grant or one hundred ten percent (110%) of fair market value in the case of an employee holding ten percent (10%) or more of the Company's outstanding common shares. The aggregate fair market value of the common shares for which incentive stock options granted to any employee are exercisable for the first time by such employee during any calendar year, pursuant to all of the Company's, or any related corporation's, stock option plan, may not exceed $100,000. Non-qualified stock options may be granted at a price determined by the Company's compensation committee, but not at less than eighty five percent (85%) of the fair market value of the Company's common shares. Stock options granted pursuant to the Company's 1999 Plan will expire not more than ten years from the date of grant.

     The 1999 Plan is effective for a period of ten years, expiring in 2009. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. The 1999 Plan is designed to enable the Company's management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the 1999 Plan may be exercised for up to ten years, and shall be at an exercise price all as determined by the Company's board of directors. Options are non-transferable except by the laws of descent and distribution or a change in control of us, as defined in the 1999 Plan, and are exercisable only by the participant during his or her lifetime. Change in control includes (a) the sale of substantially all of the Company's assets and the Company's merger or consolidation with another company, or (b) a majority of the board of directors changes other than by election by the Shareholders pursuant to board solicitation or by vacancies filled by the board caused by death or resignation of such person.

     If a participant ceases affiliation with the Company by reason of death, permanent disability or retirement at or after age seventy, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant three months to exercise, except for termination for cause which results in immediate termination of the option. Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the 1999 Plan.

     The 1999 Plan may be terminated or amended at any time by the Company's board of directors, except that the number of common shares reserved for issuance upon the exercise of options granted under the 1999 Plan may not be increased without the consent of the Company's Shareholders.

     In March 2001, the Company agreed to reduce the exercise price on options held by certain officers, directors and employees of the Company (please see the discussion below).

     The table below reflects the Options under the 1999 Plan granted to the present officers and directors of the Company and the percentage of Options issued under the 1999 Plan.

      Officer and/or Director                Expiration Date         Options      Percent     Exercise Price
      -----------------------                ----------------        -----------  --------    --------------

      Jack Berkovits                         (1)                      195,000      44.8%            $ (2)

      Myer Feiler                            (3)                       35,000       8.0%            $ (4)

      Steven Reichmann                       12/29/10                   5,000       1.1%            $1.00

      Ralph E. Lean, Q.C.                    12/29/10                   5,000       1.1%            $1.00

      Edward A. Foster  (5)                  10/31/11                   5,000       1.1%            $1.00

      Thomas Schonberger (6)                 03/07/12                   5,000       1.1%            $1.00

      Anca Periet                            11/09/10                  35,000       8.0%            $1.00

      Ben Tzion Berkovits                    11/09/10                  35,000       8.0%            $1.00

      Leonard Fasullo                        01/03/11                   2,000       0.5%            $1.00

      Michael P. Johns                       03/29/11                  15,000       3.4%            $1.00

      Kenneth H. Saul (7)                    02/23/11                  10,000       2.3%            $1.00

      Bruce Fleischer                        01/03/11                   1,000       0.2%            $1.00
------------------------------------------------------------------------------------------------------------------

(1)      10,000 of such options expire 07/19/10, 5,000 expire 12/29/10, and the remaining 180,000 expire 01/03/11.

(2)      10,000 of such  options were issued at $4.125 per share;  and were  re-priced by the Board of Directors on
         March 12, 2001 to $1.00 per share.

(3)      10,000 of such options expire 07/19/10, 5,000 expire 12/29/10, and the remaining 20,000 expire 01/03/11.

(4)      10,000 of such  options  were  issued at $4.125 per  share;  the  remaining  25,000 of such  options  were issued at $1.00 per share.

(5)  Mr. Foster was appointed to the Board of Directors on October 31, 2001.

(6)  Mr. Schonberger was appointed to the Board of Directors on March 7, 2002.

(7) 2,500 of such options were exercised on May 23, 2001, and a further 2,500 of such options were exercised on August 23, 2001.


     On March 12, 2001, the Board of Directors approved the cancellation and re-issuance of certain options issued to certain current and former officers, directors and employees of the Company under the 1998 Stock Option Plan and the 1999 Plan. The exercise price for the re-issued options was changed from $2.77 under the 1998 Stock Option Plan, and $4.125 and $5.25 under the 1999 Plan to $1.00 per share.

     An aggregate of 93,000 options under the 1998 Stock Option Plan were cancelled and reissued to a total of 7 persons, including Jack Berkovits (66,500 options), Theodore L. Bonsignore (10,000 options), Leonard Fasullo (5,000 options) and Anca Periet (5,000 options).

     An aggregate of 42,500 options under the 1999 Plan were cancelled and reissued to a total of 5 persons, including Jack Berkovits (10,000 options), Theodore L. Bonsignore (10,000 options), Ronald Rutman (10,000 options) and Myer Feiler (10,000 options).

     The number of options listed for each of the foregoing individuals represents an identical number of options owned by such individuals prior to the cancellation and re-issuance.


2001 Stock Option Plan

     In August, 2001, the board of directors and shareholders adopted the 2001 Stock Option Plan. The plan will be administered by the compensation committee or our board of directors, who will determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock issuable upon the exercise of the options and the option exercise price. The options may be granted as either or both of the following: (a) incentive stock options, or (b) non-qualified stock options. 500,000 shares may be issued under this plan. To date, no options have been options have been granted under the plan.

     In connection with the plan, the exercise price of each incentive stock option may not be less than 100% of the fair market value of our common stock on the date of grant or 110% of fair market value in the case of an employee holding 10% or more of our outstanding common stock. The aggregate fair market value of shares of common stock for which incentive stock options granted to any employee are exercisable for the first time by such employee during any calendar year, pursuant to all of our, or any related corporation's, stock option plan, may not exceed $100,000. Non-qualified stock options may be granted at a price determined by our compensation committee, but not at less than 85% of the fair market value of our common stock. Stock options granted pursuant to our stock option plan will expire not more than ten years from the date of grant.

     The plan is effective for a period of ten years, expiring in 2009. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to us. The plan is designed to enable our management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the plan may be exercised for up to ten years, and shall be at an exercise price all as determined by our board. Options are non-transferable except by the laws of descent and distribution or a change in control of us, as defined in the plan, and are exercisable only by the participant during his or her lifetime. Change in control includes (a) the sale of substantially all of the assets of us and merger or consolidation with another company, or (b) a majority of the board changes other than by election by the stockholders pursuant to board solicitation or by vacancies filled by the board caused by death or resignation of such person.

     If a participant ceases affiliation with us by reason of death, permanent disability or retirement at or after age 70, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant three months to exercise, except for termination for cause which results in immediate termination of the option.

     Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under the plan.

     The plan may be terminated or amended at any time by our board of directors, except that the number of shares of common stock reserved for issuance upon the exercise of options granted under the plan may not be increased without the consent of our stockholders.


Indemnification of Officers and Directors

     The Company shall, to the fullest extent permitted by the laws of the Province of Ontario, as the same may be amended and supplemented, indemnify its officers and directors pursuant to said section from and against any and all expenses, liabilities or other matters referred in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of Shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Company will have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to Article 6.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, it may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Executive Compensation Policy

     The Company's executive compensation policy is designed to attract, motivate, reward and retain the key executive talent necessary to achieve the Company's business objectives and contribute to the long-term success of the Company. In order to meet these goals, the Company's compensation policy for its executive officers focuses primarily on determining appropriate salary levels and providing long-term stock-based incentives. To a lesser extent, the Company's compensation policy also contemplates performance-based cash bonuses.

     Cash Compensation. In determining its recommendations for adjustments to officers' base salaries, the Company focuses primarily on the scope of each officer's responsibilities, each officer's contributions to the Company's success in moving toward its long-term goals during the fiscal year, the accomplishment of goals set by the officer and approved by the Board for that year, the Company's assessment of the quality of services rendered by the officer, comparison with compensation for officers of comparable companies and an appraisal of the Company's financial position. In certain situations, relating primarily to the completion of important transactions or developments, the Company may also pay cash bonuses, the amount of which will be determined based on the contribution of the officer and the benefit to the Company of the transaction or development.

     Equity Compensation. The grant of stock options to executive officers constitutes an important element of long-term compensation for the executive officers. The grant of stock options increases management's equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's Shareholders. The Board believes that stock options in the Company provide a direct link between executive compensation and Shareholder value. By attaching vesting requirements, stock options also create an incentive for executive officers to remain with the Company for the long term. See "Stock Option Plans."

     The Compensation Committee currently consists of Messrs. Feiler, Lean and Foster.

CORPORATE PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total Shareholder return from April 18, 1997 through December 31, 2001 for the Company, the Nasdaq Stock Market - U.S. Index ("Nasdaq U.S.") and the Nasdaq Non-Financial Index ("Nasdaq Non-Financial").

[OBJECT OMITTED]

                                                                                    Nasdaq
                                                DG Jewelry        Nasdaq U.S.      Non- Financial
                                                --------------    -------------    ------------------

           April 18, 1997                       100.00               100.00             100.00
           December 31, 1997                     12.90               130.06             126.16
           December 31, 1998                     21.88               183.37             185.16
           December 31, 1999                     16.67               340.77             363.01
           December 31, 2000                      1.05               204.87             211.54
           December 31, 2001                     12.74               158.14             162.65

     The graph assumes that the value of the investment in the Company's Common Shares, the Nasdaq U.S. and the Nasdaq Non-Financial was $100 on April 18, 1997 and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Shares.

                              CERTAIN TRANSACTIONS

     In February 1995, the Company entered into a ten year lease consisting of 23,000 square feet for its executive offices and manufacturing operations in North York, Ontario. The lease is with 1001 Petrolia Road Limited Partnership ("Petrolia L.P."), the general partner being 1013418 Ontario Inc.

     Jack Berkovits, Chairman, CEO and President of the Company, is the sole owner, officer and director of that general partner. Current rent is $115,520 and increases each year by the greater of $.37 a square foot or the percentage increase in the Consumer Price Index for the Municipality of Metropolitan Toronto. Additionally, the Company is paying real estate taxes, utilities and insurance aggregating $82,359 per year for this facility. Management is of the opinion that the lease is on terms as favorable as would be obtainable from unaffiliated third parties.

     Petrolia L.P., through 1013418 Ontario, Inc., the general partner, of which Mr. Berkovits is the sole shareholder, officer and director, had obtained a five year, $660,000 mortgage on the property, which was renewed in October 1998. On December 31, 2001, the principal amount outstanding was $475,956. The Company is a guarantor of this mortgage.

     Jack Berkovits loaned the Company monies from time to time for operations and working capital which sums at December 31, 2001 aggregated approximately $1.740 million with an interest rate of twelve percent (12.0%).

     Diamante is a Canadian company operating under the name Oromart which has five retail jewelry stores and operates jewelry departments in ten Best Value Discount Stores. Diamante is owned by Yamit Karp, daughter of Jack Berkovits. The inventory provided to Diamante consists primarily of manufacturing surplus, returns or refurbished jewelry, and on occasion gold chains and watches purchased by the Company for resale to Diamante. The inventory is secured by a registered security agreement covering the assets of Diamante, which security agreement has been assigned to The Bank of Nova Scotia which holds a substantial security interest in the Company's assets. Diamante has guaranteed the Company's bank financing and has provided the bank with a direct security interest in its assets. We consolidated, for financial reporting purposes, with Diamante until February 7, 1997, the termination date of the agreement with Diamante reflecting our control over that retail operation. We perform certain administrative functions for Diamante.

     Diamante leases each facility for its five stores, of which three leases are guaranteed by the Company. These lease range from five year to ten year terms, ending variously in April, 2004, April, 2007 and January 2009. They are net, net leases, for annual rents of approximately Cdn$47,000, Cdn$39,000 and Cdn$65,000, plus taxes, maintenance, insurance and utilities.

     Pegasus Acquisition Corp. I is a Delaware corporation, authorized to transact business in Arizona. Pegasus Acquisition Corp. I is owned by Yamit Karp, daughter of Jack Berkovits. Pegasus Acquisition Corp. I has four jewelry stores in the Phoenix, Arizona area. Pegasus leases each facility for its stores, all of which are guaranteed by the Company.

     Florida Acquisition I Corp. is a Delaware corporation, authorized to transact business in Florida. Florida Acquisition I Corp. is owned by Yamit Karp, daughter of Jack Berkovits. Florida Acquisition I Corp. has one store in Coral Gables, Florida, where it leases its facility, guaranteed by the Company.

     Michigan Acquisition Corp. I is a Michigan corporation, authorized to transact business in Michigan. Michigan is owned by Eli Karp, husband of Yamit Karp, and son-in-law of jack Berkovits. Michigan operates a store in Birch Run, Michigan, near Frankenmuth, where it leases its facility, guaranteed by the Company.

     Lilly's Jewelers 2001, Inc. is a West Virginia corporation, authorized to transact business in West Virginia. Lilly's is owned by Yamit Karp, daughter of Jack Berkovits. Lilly's operates six stores in West Virginia, leasing each facility for its stores, which are guaranteed by the Company.

     In connection with the purchase of Aviv, the Company agreed to issue the former owners of Aviv an amount of shares having a value of $325,000 based on the average closing price in April 1999 in settlement of a note in that amount. Based on such closing prices, the Company issued an aggregate of 45,145 shares. All of the former owners of Aviv were employees of the Company but none are currently employees of the Company.

     The Company has entered into a supply agreement with NetJewels.com, Inc. ("NetJewels"), which is owned fifty percent (50%) by the Company and fifty percent (50%) by two sons of Jack Berkovits. The agreement provides that NetJewels will purchase jewelry from the Company on the best terms offered to the Company's other customers. In turn, NetJewels will sell such jewelry to or through certain Internet companies who have previously entered into arrangements with the Company. In June 1999, the Company transferred certain Internet contracts to NetJewels for an aggregate purchase price of $1,800,000. In March 2002, the Company re-acquired these Internet contracts at their net book value of $753,102. As of December 31, 2001, the Company has advanced inventory, monies and services for approximately $2.1 million to NetJewels, to provide it with product and working capital. The Company has provided for non-collectibility of this account in its entirety.

     The Company provides general corporate services to NetJewels at a price of $5,000 per month plus actual expenses. These services include maintenance of insurance, property and casualty, medical, dental and life, payroll processing, including the withholding of taxes, employment insurance and Canada pension plan payments, preparation and filing of tax returns, benefits and administration and telecommunications.

     The Company entered into an agreement to sublet 3,000 square feet of its office space to NetJewels at an annual rent of $6,000. The sublease had a term of two years and three months and was to expire on December 31, 2001, with an option for an additional five years, which option was exercised.

     During the year ended December 31, 2001, the Company paid Theodore L. Bonsignore $93,000 in consulting fees. Mr. Bonsignore was a director of the Company and the General Manager of its Diamonair subsidiary, until his resignation from both positions effective October 4, 2001. Mr. Bonsignore was paid for his work as a consultant to both the Company and to Diamonair.

     All transactions between the Company, its officers, directors, principal shareholders or affiliates are, in the opinion of management, (except for the interest rate charges on a portion of Mr. Berkovits' loans which, being subordinated to the Bank, are not readily comparable in the market), on terms no less favorable to the Company than may be obtained from unaffiliated third parties. All future transactions and loans between itself and its officers, directors and five percent (5%) shareholders are to be on terms no less favorable than could be obtained from independent, unaffiliated parties and will be approved by a majority of the independent, disinterested directors of the Company.


                                   PROPOSAL 2

RATIFICATION OF SF PARTNERSHIP, LLP, CHARTERED ACCOUNTANTS, AS THE COMPANY'S INDEPENDENT CHARTERED PUBLIC ACCOUNTANTS FOR THE ENSUING YEAR

     The Board of Directors has unanimously approved and unanimously recommends that the Shareholders approve the appointment of SF Partnership, LLP (formerly known as Solursh Feldman & Partners, LLP), Chartered Accountants, as the Company's independent chartered accountants for the ensuing year. A member of SF Partnership, LLP, Chartered Accountants will be available to answer questions and will have the opportunity to make a statement if he or she so desires at the Meeting.

                            Shareholder Vote Required

     Ratification of the appointment of SF Partnership, LLP, Chartered Accountants as the Company's independent chartered accountants for the ensuing year will require the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting.

     The Board of Directors recommends a vote for the ratification of the appointment of SF Partnership, LLP, Chartered Accountants as the Company's independent chartered accountants for the ensuing year.

                                  OTHER MATTERS

     The Board of Directors does not know of any matters other than those referred to in the Notice of Meeting which will be presented for consideration at the meeting. However, it is possible that certain proposals may be raised at the meeting by one or more Shareholders. In such case, or if any other matter should properly come before the meeting, it is the intention of the person named in the accompanying proxy to vote such proxy in accordance with his or her best judgement.


                             SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by the Company. Solicitations may be made by mail, personal interview, telephone, and telegram by directors, officers and employees of the Company. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to beneficial owners of the Company's capital stock.

                              SHAREHOLDER PROPOSALS

     In order to be included in the materials for the Company's next Annual Meeting of Shareholders, Shareholder proposals must be received by the Company on or before May 16, 2003.

                         ANNUAL AND QUARTERLY REPORTS TO
                     THE SECURITIES AND EXCHANGE COMMISSION

     The Form 10-K will be made available to Shareholders free of charge by writing to 1001 Petrolia Road, Toronto, Ontario M3J 2X7, Attention: Corporate Secretary.


By Order of the Board of Directors,


Samuel Jacob "Jack" Berkovits
Chairman, President and Chief Executive Officer

July 19, 2002